Exhibit 99.1

Imperial provides update on Syncrude incident response

Calgary, AB – March 27, 2017 - Imperial confirms that Syncrude continues to recover from a fire at its Mildred Lake upgrader on March 14, 2017. There are no shipments of synthetic crude from the operation at this time. Efforts remain focused on safely assessing the extent of the damage and developing a recovery plan for a return to normal operations. Production is expected to ramp up in stages as damage is repaired and units are ready for restart. The timeline and impact of these stages is under evaluation.

Imperial continues to provide additional technical and logistical expertise to Syncrude to assist with recovery efforts.

Imperial owns 25 percent of Syncrude and provides operational, technical and business support to the joint venture under a management services agreement. Imperial’s share of gross production from Syncrude averaged 68,000 barrels per day in 2016.

For further information:

Investor relations	Media relations
Dave Hughes	Killeen Kelly
(587) 476-4743	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.